FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director, Investor Relations (386) 947-6465
FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY REPORTS RECORD RESULTS FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2005

--Full-Year Total Revenues Increase 14 Percent--

DAYTONA BEACH, Fla. - January 26, 2006 - International Speedway Corporation (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) ("ISC") today reported record results for the fiscal fourth quarter and full year ended November 30, 2005.

"This past year was highlighted by significant Company and industry developments, as well as increased revenue in all our major categories," commented Lesa France Kennedy, President of ISC. "Television and media contributed to full year revenue growth, led by the 17 percent average increase in contracted industry broadcast rights fees for the NASCAR NEXTEL Cup and Busch series. In addition, double-digit growth in corporate partner spending as well as higher admissions-related revenue contributed to the increase. During the year we completed major facility enhancements at Daytona, Michigan and Homestead-Miami that are designed to enhance the fan experience and create incremental revenue opportunities for the Company. Finally, we are excited about the future prospects of Motorsports Authentics, our merchandising joint venture with Speedway Motorsports."

Fourth Quarter Comparison

Total revenues for the fourth quarter increased to $236.7 million, compared to revenues of $231.3 million in the prior-year period. Operating income was $90.5 million during the period compared to $92.6 million in the fourth quarter of fiscal 2004. Net income was $55.0 million, or $1.03 per diluted share, compared to net income of $54.4 million, or $1.02 per diluted share, in the prior year.

The realignment of Darlington Raceway's NEXTEL Cup and Busch weekend, held in the fourth quarter of 2004, to Phoenix International Raceway in the second quarter of 2005 significantly impacted year-over-year results. In addition, 2005 fourth-quarter results include the IRL IndyCar event at Watkins Glen International, which was realigned from Nazareth Speedway after the 2004 race season. The long-lived assets of Nazareth are held for sale as of November 30, 2005. Therefore, its results are recorded as discontinued operations, net of tax, for all periods presented.

-more-

ISC REPORTS RECORD 2005 FOURTH QUARTER AND FULL YEAR RESULTS              PAGE 2

Full Year Comparison

For the twelve months ended November 30, 2005, total revenues increased to $740.1 million from $647.8 million in 2004. Operating income for the twelve-month period was $265.3 million compared to $228.4 million in the prior year. Net income for the twelve months ended November 30, 2005, was $159.4 million, or $2.99 per diluted share, and impacted by the following:

  The July 2004 acquisition of Martinsville Speedway resulted in an incremental NASCAR NEXTEL Cup and Craftsman Truck weekend in the second quarter of 2005.
  The inclusion of the NASCAR Busch Series and aforementioned IRL event weekends at Watkins Glen in the 2005 third and fourth quarters, respectively, which were realigned from Nazareth.
  The 2005 second quarter recovery of approximately $1.8 million, or $0.02 per diluted share, associated with ISC's allowable claim in the CART bankruptcy. The claim was based on the failure to return ISC's sanction fee paid to CART, less allowable expenses, for the 2003 event scheduled at California Speedway, which CART canceled because of the state of emergency due to wildfires in Southern California at the time.

Net income for the twelve months ended November 30, 2004 was $156.3 million, or $2.94 per diluted share, and included the following:

  A combined pre-tax charge included in the 2004 second quarter of $6.6 million, or $0.08 per diluted share, associated with refinancing the Company's Senior Notes.
  An after-tax gain of $36.3 million, or $0.68 per diluted share, on the sale of North Carolina Speedway's assets.
  A combined pre-tax non-cash charge of $1.0 million, or $0.01 per diluted share, related to the Daytona International Speedway infield and Michigan International Speedway frontstretch renovation projects.

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

ISC REPORTS RECORD 2005 FOURTH QUARTER AND FULL YEAR RESULTS              PAGE 3

The adjustments relate to: (1) the presentation of the operations of North Carolina and Nazareth as discontinued; (2) the presentation of the sale of North Carolina as discontinued; (3) charges associated with refinancing the majority of the Company's long-term debt; and (4) the write-off of the net book value of certain undepreciated assets removed in connection with major track renovation projects at Daytona and Michigan. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess our core operations.

This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

	(In Thousands, Except Per Share Amounts)
	(Unaudited)

	Three Months Ended		Twelve Months Ended
	November 30, 2004	November 30, 2005	November 30, 2004	November 30, 2005

Net income	$ 54,376	$ 55,044	$ 156,318	$ 159,361

Net loss (income), net of tax, from:
Discontinued operations of North
Carolina and Nazareth	65	(432)	6,315	(289)
Gain on the sale of discontinued operations	-	-	(36,337)	-

Income from continuing operations	54,441	54,612	126,296	159,072

Adjustments, net of tax:
Interim interest on debt redeemed	-	-	995	-
Loss on early redemption of debt	-	-	3,028	-
Track renovation projects at Daytona
and Michigan	204	-	608	-

Non-GAAP net income	$ 54,645	$ 54,612	$ 130,927	$ 159,072

Diluted earnings per share	$ 1.02	$ 1.03	$ 2.94	$ 2.99

Net loss (income), net of tax, from:
Discontinued operations of North
Carolina and Nazareth	-	-	0.11	-
Gain on the sale of discontinued operations	-	-	(0.68)	-

Income from continuing operations	1.02	1.03	2.37	2.99

Adjustments, net of tax:
Interim interest on debt redeemed	-	-	0.02	-
Loss on early redemption of debt	-	-	0.06	-
Track renovation projects at Daytona
and Michigan	-	-	0.01	-

Non-GAAP diluted earnings per share	$ 1.02	$ 1.03	$ 2.46	$ 2.99

ISC REPORTS RECORD 2005 FOURTH QUARTER AND FULL YEAR RESULTS              PAGE 4

2005 Fourth Quarter Highlights

An overview of the significant major event weekends held in the fourth quarter of 2005 includes:

  California hosted near-capacity crowds for its Labor Day NASCAR NEXTEL Cup race. Television viewership was again strong for the weekend. The Sony HD 500 posted record broadcast ratings for a Labor Day weekend Cup race, and the NASCAR Busch Series Ameriquest 300 event posted a 28 percent increase in average households.
  The following weekend, Richmond International Raceway hosted a capacity crowd for the NEXTEL Cup Chevy Rock and Roll 400, and record attendance for the Emerson Electronics 250 Busch series event.
  ISC hosted successful open wheel racing events during the fourth quarter, including IRL races at Chicagoland Speedway, Watkins Glen, and California, as well as Grand American Road Racing events at Phoenix and Watkins Glen.
  Talladega Superspeedway hosted NEXTEL Cup and ARCA racing highlighted by exciting on-track competition including 50 lead changes for the UAW-Ford 500 NEXTEL Cup event. As previously reported, the weekend's attendance-related revenue was below expectations primarily due to the impacts of the recent hurricanes on the Gulf Coast, a key selling region for the facility.
  Kansas Speedway once again hosted a sold-out crowd for its NEXTEL Cup and Busch weekend. The sell-out includes an additional 1,600 seats added this year, demonstrating the outstanding consumer demand in this key market. Television results for the weekend were very strong as the NEXTEL Cup Banquet 400 posted a six percent increase in average households.
  Martinsville hosted a capacity crowd for the sixth race in the Chase for the NASCAR NEXTEL Cup. In addition, the NEXTEL Cup Subway 500 posted a seven percent increase in average household viewership over the prior year.
  Phoenix hosted a NASCAR triple-header weekend in November, anchored by the sold-out Checker Auto Parts 500 NEXTEL Cup race. The event weekend also posted increased overall attendance from the prior year, highlighted by record attendance for the Chevy Silverado 150 Craftsman Truck race.
  The 2005 NASCAR season came to a thrilling conclusion at Homestead-Miami Speedway. Consumer demand for the NASCAR Ford Championship Weekend was outstanding. The NEXTEL Cup Ford 400 was sold out nearly three months in advance, and the facility's Busch and Craftsman Truck events posted significant double-digit attendance increases over the prior year.

ISC REPORTS RECORD 2005 FOURTH QUARTER AND FULL YEAR RESULTS              PAGE 5

Corporate sponsor spending contributed to the Company's record revenue for the fourth quarter of fiscal 2005. During the quarter the Company announced significant long-term official status agreements with Texas Instruments and Ford, which renewed its relationship with ISC and Homestead-Miami as the title sponsor of the NASCAR Championship Weekend. For the full year fiscal 2005, corporate partner spending posted a double-digit increase on a comparable event basis, demonstrating the continued strong interest by marketing partners in ISC. The Company leveraged relationships with over 450 corporate partners in 2005, including well-known brands like The Home Depot, AAA, Crown Royal and Office Depot.

"Corporate demand continues to strengthen due to the ongoing growth in NASCAR's popularity coupled with our unparalleled schedule of events," Ms. France Kennedy continued. "We posted significant increases in sponsorship and hospitality revenues during 2005, and we look forward to another strong year in sponsor related spending in 2006. Our corporate marketing initiatives and focus on partnership management allows us to identify new growth opportunities, while helping partners maximize their return on investment."

Recent Developments

The Company continues to make progress in its major development projects. In Metro New York, the Company continues with its local and governmental outreach efforts on Staten Island, while proceeding with the land use approval process and other aspects of its feasibility study. ISC is also conducting site improvement work, which is critical to the overall construction plan of the proposed facility and improves the marketability of the site should the speedway project not proceed.

In Seattle, ISC is continuing with its project due diligence to evaluate, among other factors, environmental impacts including traffic, noise, air quality and others, if necessary. Washington state legislation is required to create the public financing mechanism for construction of the facility. While the Company has secured significant local support, it believes it is in the best long-term interest of the project to not introduce the necessary legislation in the shortened session of the 2006 Washington Legislature. This session concludes in March 2006 and is already facing a full agenda of action items. ISC is currently evaluating all of its options, including introducing the legislation in the full 2007 session, and will decide on the best course of action for the project over the next several months.

Regarding the Kentucky Speedway, LLC civil action filed in July 2005 against NASCAR and ISC, the Company is awaiting a ruling on its motion to dismiss from the United States District Court, Eastern District of Kentucky (the "Court"). Should the Court deny ISC's motion, the Company will proceed with its defense, which could result in additional legal and related expenses in the low seven digits, or up to $0.04 per diluted share in earnings, for fiscal 2006. ISC maintains that the lawsuit is without merit, and intends to vigorously defend itself.

ISC REPORTS RECORD 2005 FOURTH QUARTER AND FULL YEAR RESULTS              PAGE 6

Outlook

Speedweeks 2006 kicks off on January 28 with the 44th running of the 24-hour Grand Am Rolex 24 at Daytona. SPEED Channel will air 13 1/2 hours of live coverage from the nation's premier endurance race, and will also air the NASCAR Craftsman Truck Series race from Daytona. Speedweeks culminates with the 48th annual Daytona 500, the Great American Race. NBC and TNT will partner to air the NASCAR NEXTEL Cup Budweiser Shootout, the Gatorade Duel and Daytona 500, as well as the NASCAR Busch Series Hershey's Kissables 300.

ISC reiterates its previous financial estimates for full year revenues between $780 and $800 million, and net income of $3.20 to $3.30 per diluted share. In addition, the Company expects first quarter earnings before interest, taxes, depreciation and amortization ("EBITDA")1 and operating margins to range from 46 to 47 percent and 39 to 40 percent, respectively. These estimates do not include the potential impact of legal expenses associated with the aforementioned Kentucky civil action.

"We are very excited for the start of the 2006 race season," concluded Ms. France Kennedy. "We expect to build off our success in 2005 and post another record year for the Company. Consumer and corporate demand remain very strong and we will continue to execute on our marketing initiatives designed to capitalize on the growing popularity of NASCAR racing. In addition, we continue to explore additional business opportunities to leverage our core competencies and drive future results. As always, our focus throughout all our endeavors is to provide long-term value to our shareholders."

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free 888-693-3477 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call. A live Webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section.

A replay will be available one hour after the end of the call through midnight Thursday, February 2, 2006. To access, dial toll free 877-519-4471 and enter the code 6904030, or visit the "Investor Relations" section of the Company's Web site.

1. EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin.

ISC REPORTS RECORD 2005 FOURTH QUARTER AND FULL YEAR RESULTS              PAGE 7

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 11 of the nation's major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York. Other motorsports entertainment facility ownership includes an indirect 37.5 percent interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." In addition, the Company has an indirect 50 percent interest in a business called Motorsports Authentics, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

ISC REPORTS RECORD 2005 FOURTH QUARTER AND FULL YEAR RESULTS              PAGE 8

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	November 30, 2004	November 30, 2005	November 30, 2004	November 30, 2005
	(Unaudited)
REVENUES:
Admissions, net	$ 76,388	$ 71,563	$ 222,545	$ 234,768
Motorsports related	125,247	134,325	334,943	408,514
Food, beverage and merchandise	27,523	28,093	83,236	87,269
Other	2,096	2,749	7,124	9,578
	231,254	236,730	647,848	740,129

EXPENSES:
Direct expenses:
Prize and point fund monies and NASCAR sanction fees	50,497	47,296	119,322	136,816
Motorsports related	35,485	42,173	113,073	134,395
Food, beverage and merchandise	16,439	18,561	52,285	56,773
General and administrative	24,585	24,812	90,307	95,987
Depreciation and amortization	11,666	13,355	44,443	50,893
	138,672	146,197	419,430	474,864

Operating income	92,582	90,533	228,418	265,265
Interest income	1,233	1,299	4,053	4,860
Interest expense	(4,422)	(3,107)	(21,723)	(12,693)
Loss on early redemption of debt	-	-	(4,988)	-
Equity in net income from equity investments	436	480	2,754	3,516

Income from continuing operations before income taxes	89,829	89,205	208,514	260,948
Income taxes	35,388	34,593	82,218	101,876

Income from continuing operations	54,441	54,612	126,296	159,072
(Loss) income from discontinued operations, net of income taxes of
($0.3) million and $0.2 million, and ($3.7) million and $0, respectively	(65)	432	(6,315)	289
Gain on the sale of discontinued operations,
net of income taxes of $27.6 million	-	-	36,337	-
Net income	$ 54,376	$ 55,044	$ 156,318	$ 159,361

Basic earnings per share:
Income from continuing operations	$ 1.03	$ 1.03	$ 2.38	$ 2.99
(Loss) income from discontinued operations	(0.01)	0.01	(0.12)	0.01
Gain on sale of discontinued operations	-	-	0.68	-
Net income	$ 1.02	$ 1.04	$ 2.94	$ 3.00

Diluted earnings per share:
Income from continuing operations	$ 1.02	$ 1.03	$ 2.37	$ 2.99
Loss from discontinued operations	-	-	(0.11)	-
Gain on sale of discontinued operations	-	-	0.68	-
Net income	$ 1.02	$ 1.03	$ 2.94	$ 2.99

Dividends per share	$ -	$ -	$ 0.06	$ 0.06

Basic weighted average shares outstanding	53,098,185	53,143,565	53,084,437	53,128,533

Diluted weighted average shares outstanding	53,205,911	53,250,512	53,182,776	53,240,183

ISC REPORTS RECORD 2005 FOURTH QUARTER AND FULL YEAR RESULTS              PAGE 9

Consolidated Balance Sheets
(In Thousands)
	November 30,
	2004	2005

ASSETS
Current Assets:
Cash and cash equivalents	$ 160,978	$ 130,758
Short-term investments	115,000	8,200
Receivables, less allowance of $1,500 in 2004 and 2005	52,798	45,557
Inventories	7,267	6,528
Prepaid expenses and other current assets	5,032	6,335
Total Current Assets	341,075	197,378

Property and Equipment, net	969,095	1,178,682
Other Assets:
Equity investments	36,489	51,160
Intangible assets, net	148,989	149,464
Goodwill	99,265	99,507
Deposits with Internal Revenue Service	-	96,913
Other	24,597	23,965
	309,340	421,009
Total Assets	$ 1,619,510	$ 1,797,069

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$ 7,505	$ 635
Accounts payable	28,854	19,274
Deferred income	114,518	123,870
Income taxes payable	25,241	20,067
Other current liabilities	15,078	18,645
Total Current Liabilities	191,196	182,491

Long-Term Debt	369,315	368,387
Deferred Income Taxes	165,617	194,825
Long-Term Deferred Income	11,503	11,342
Other Long-Term Liabilities	141	69
Commitments and Contingencies	-	-
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized;
28,858,934 and 29,394,344 issued and outstanding in
2004 and 2005, respectively	289	295
Class B Common Stock, $.01 par value, 40,000,000 shares authorized;
24,409,903 and 23,928,058 issued and outstanding in
2004 and 2005, respectively	244	239
Additional paid-in capital	696,882	699,879
Retained earnings	187,689	343,766
Accumulated other comprehensive loss	(22)	-
	885,082	1,044,179
Less: unearned compensation-restricted stock	3,344	4,224
Total Shareholders’ Equity	881,738	1,039,955
Total Liabilities and Shareholders’ Equity	$ 1,619,510	$ 1,797,069

ISC REPORTS RECORD 2005 FOURTH QUARTER AND FULL YEAR RESULTS              PAGE 10

Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended November 30,
	2004	2005
OPERATING ACTIVITIES
Net income	$ 156,318	$ 159,361
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	44,443	50,893
Discontinued operations depreciation	1,244	-
Amortization of unearned compensation	1,734	1,953
Amortization of financing costs	250	569
Deferred income taxes	52,146	29,208
Undistributed income from equity investments	(2,754)	(3,516)
Impairment of long-lived assets	13,217	-
Gain on sale of discontinued operations	(63,926)	-
Loss on early redemption of debt	4,988	-
Other, net	1,028	(248)
Changes in operating assets and liabilities:
Receivables, net	(10,959)	7,304
Inventories, prepaid expenses and other assets	(2,569)	(644)
Deposits with Internal Revenue Service	-	(96,913)
Accounts payable and other liabilities	9,215	(5,359)
Deferred income	3,187	9,191
Income taxes	18,424	(5,027)
Net cash provided by operating activities	225,986	146,772

INVESTING ACTIVITIES
Capital expenditures	(135,218)	(248,850)
Proceeds from asset disposals	86	31
Acquisition of businesses	(195,325)	(12,660)

# # #